Exhibit 4.1

CLASS A COMMON STOCK
PAR VALUE $0.001

SHARES

CUSIP
SEE REVERSE FOR CERTAIN DEFINITIONS
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

This Certifies that

is the owner of

Fully Paid and Non-Assessable Shares of Class A Common Stock of Genworth Financial, Inc.

transferable only on the books of the Corporation by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate, properly endorsed.  This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS, the facsimile signatures of the Corporation’s duly authorized officers.

DATED

CHAIRMAN OF THE BOARD, PRESIDENT AND	SECRETARY
CHIEF EXECUTIVE OFFICER

COUNTERSIGNED AND REGISTERED:
THE BANK OF NEW YORK

TRANSFER AGENT
AND REGISTRAR BY
BY

AUTHORIZED OFFICER